
Exhibit 12(a)
CNF TRANSPORTATION INC.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                         Year Ended December 31,
                                            1999               1998               1997               1996            1995
                                       -------------      -------------      -------------      -------------   -------------
                                                                          (dollars in thousands)
Fixed Charges:
  Interest expense                       $   25,972         $   32,627         $   39,553         $   39,766      $   33,407
  Capitalized interest                        5,864              2,342              2,077              2,092             731
  Dividend requirement on Series B
    Preferred Stock(1)                       10,992             12,133             12,377             12,645          12,419
Interest component of
  rental expense (2)                         41,363             40,750             35,607             28,521          29,210
                                       -------------      -------------      -------------      -------------   -------------
Fixed Charges                            $   84,191         $   87,852         $   89,614         $   83,024      $   75,767
                                       =============      =============      =============      =============   =============
Earnings:
  Income from continuing
    operations before taxes              $  337,122         $  250,411         $  221,814         $  147,132      $  152,942
  Fixed charges                              84,191             87,852             89,614             83,024          75,767
    Capitalized interest                     (5,864)            (2,342)            (2,077)            (2,092)           (731)
    Preferred dividend requirements(3)      (10,992)           (12,133)           (12,377)           (12,645)        (12,419)
                                       -------------      -------------      -------------      -------------   -------------
                                         $  404,457         $  323,788         $  296,974         $  215,419      $  215,559
                                       =============      =============      =============      =============   =============
   Ratio                                        4.8 x              3.7 x              3.3 x              2.6 x           2.8 x

(1)  Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.
(2)  Estimate of the interest portion of lease payments.
(3)  Preferred stock dividend requirements included in Fixed Charges but not deducted in the determination of Income from Continuing Operations Before Income Taxes.

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